Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-4 of our report dated March 26, 2012, with respect to the consolidated balance sheet of Cascade Bancorp and subsidiary (collectively, "Cascade Bancorp") as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2011, which appears in Cascade Bancorp's Annual Report (Form 10-K) for the year ended December 31, 2012.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement on Form S-4.

/s/ Delap LLP

Lake Oswego, Oregon

December 16, 2013